SGS REPORTS RECORD Q1 REVENUE OF $74.1 Million, UP 7.7% VERSUS 2006

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the first quarter of 2007 increased by 7.7% versus the same period in 2006. Sales for the first quarter increased by $5.3 million from $68.8 million in the prior year's quarter to $74.1 million in the first quarter of 2007 (All numbers have been adjusted for "Discontinued Operations." Discontinued operations show the impact of the previously announced 2/28/07 reduction in SGS' ownership position in the Mozaic Company from 51% to 10%).

The increase in sales was principally due to organic growth which accounted for $3.8 of the $5.3 million increase. Acquisitions completed in 2006 and in February of 2007 accounted for the remaining $1.5M increase in revenue.

Net income for the first quarter increased from $0.4 million last year to $2.0 million in the current quarter. The increase was due to the growth in revenue discussed above.

EBITDA increased by 16.7% in the first quarter of 2007 from $13.6 million in 2006 to $15.9 million in the current year. Included in the Q1 EBITDA figures are Restructuring Charges, Acquisition Expenses and Management Fees totaling $1.2 million in 2007 and $0.6 million in 2006. The reconciliation of this non-GAAP measure to a GAAP measure is as follows:
	Quarter Ended 03/31/07 (in $ millions)	Quarter Ended 03/31/06 (in $ millions)

Net income	$ 2.0	$ 0.4

Subtract:
Income/(Loss) from Discontinued Operations	0.8	(0.2)

Add:
Depreciation and amortization	5.1	4.2
Interest/Other expense	8.7	8.6
Income tax expense	1.0	0.2
EBITDA	$ 15.9	$ 13.6

Hank Baughman, CEO of SGS, said 'Southern Graphic Systems delivered record first quarter sales in 2007. Most of the increase in revenue versus last year was organically generated, and that is especially gratifying.'

SGS International, Inc. is the parent company of Southern Graphic Systems, Inc., a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS international, Inc., will hold a teleconference at 9:00 AM EDT on Tuesday, May 15, 2007. Please dial 1-800-374-0624 in the USA or 1-7066347233 internationally to access the call. The conference ID number is 9424602.

Please contact Jim Dahmus, CFO of SGS, at 502-634-5295 if you have any questions about this release.